Exhibit 10.5

Amendment No. 15

TO THE A319/A320/A321 PURCHASE AGREEMENT

dated as of October 31, 1997

between

AVSA, S.A.R.L.,

And

US AIRWAYS GROUP, INC.

This Amendment No. 15 (hereinafter referred to as the “Amendment”) entered into as of January     , 2005, by and between AVSA, S.A.R.L., a société à responsabilité limitée organized and existing under the laws of the Republic of France, having its registered office located at 2, Rond Point Maurice Bellonte, 31700 Blagnac, France (hereinafter referred to as the “Seller”), and US Airways Group, Inc., a corporation organized and existing under the laws of the State of Delaware, United States of America, having its executive offices located at 2345 Crystal Drive, Arlington, VA 22227, U.S.A. (hereinafter referred to as the “Buyer”);

WITNESSETH:

WHEREAS, the Buyer and the Seller entered into an Airbus A319/A320/A321 Purchase Agreement, dated as of October 31, 1997, relating to the sale by the Seller and the purchase by the Buyer of certain Airbus A319, A320 and A321 model aircraft (the “Aircraft”), which agreement, together with all Exhibits, Appendices and Letter Agreements attached thereto and as amended by Amendment No. 1 dated as of June 10, 1998, Amendment No. 2 dated as of January 19, 1999, Amendment No. 3 dated as of March 31, 1999, Amendment No. 4 dated as of August 31, 1999, Amendment No. 5 dated as of October 29, 1999, Amendment No. 6 dated as of April 19, 2000, Amendment No. 7 dated as of June 29, 2000, Amendment No. 8 dated as of November 27, 2000, Amendment No. 9 dated as of December 29, 2000, Amendment No. 10 dated as of April 9, 2001, Amendment No. 11 dated as of July 17, 2002, Amendment No. 12 dated as of March 29, 2003, Amendment No. 13 dated as of August 30, 2004 and Amendment No. 14 dated as of December 22, 2004, is hereinafter called the “Agreement”; and

WHEREAS, an Affiliate of the Seller is the holder of one or more Secured Notes (as defined in the Indenture) issued pursuant to the Trust Indenture and Mortgage dated as of January 31, 2002, between the Buyer and U.S. Bank National Association (as successor to State Street Bank and Trust Company of Connecticut, National Association, the “Trustee”) (as amended, supplemented or otherwise modified as of the date hereof, the “Indenture”); and

WHEREAS, US Airways, Inc., has paid a portion equal to US dollars - three million ($3,000,000) of the payment (the “December Payment”) that was due and owing under the Indenture on December 1, 2004, in respect of such Secured Notes, as provided in the Omnibus Amendment 2 dated as of December 17, 2004, between US Airways, Inc. and the Trustee (“Omnibus Amendment 2”); and

WHEREAS, the balance of the December Payment (the “Deferred Portion”) was deferred as provided in Omnibus Amendment 2; and

WHEREAS, the Buyer has requested, and the Seller, has agreed, on the terms and conditions set forth in this Amendment, to adjust certain provisions of the Agreement as set forth herein.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

Capitalized terms used herein and not otherwise defined in this Amendment will have the meanings assigned to them in the Agreement. The terms “herein,” “hereof,” and “hereunder” and words of similar import refer to this Amendment.

1.	ADMINISTRATION OF GOODS AND SERVICES CREDITS

The Buyer and the Seller agree to the following terms and conditions, for so long as there is any remaining outstanding balance of goods and services credits pursuant to

(i) Paragraph 2 of Amendment No. 13 of the Agreement or

(ii) Paragraph 6 of Amendment No. 13 of the Agreement or

(iii) Paragraph 3 of Amendment No. 13 of the Agreement.

Should the Buyer at any time have an outstanding trade balance for any goods and services purchased from the Seller, then, notwithstanding any provision in this Amendment or in the Agreement to the contrary, the Seller is hereby authorized by the Buyer to immediately deduct the amount of any trade invoice issued by the Seller and/or any of its Affiliates to the Buyer from the outstanding balance of such goods and services credits noted above. If within thirty (30) calendar days of the relevant invoice date the Buyer in good faith disputes the validity of any invoice that has been paid by debiting the invoice amount from one or more of such goods and services credits, then the Seller will restore the amount of such disputed invoice to the relevant goods and services credit(s), pending final determination as to the validity of said invoice.

Notwithstanding the provisions of Paragraph 6 to Letter Agreement No. 1 of the Agreement, once the balance of credits referenced in (i), (ii) and (iii) above have been reduced to zero by virtue of debiting the dollar amount of outstanding trade invoices from such credits, the Buyer will pay the Seller all subsequent trade invoices in immediately available funds within thirty-five (35) calendar days from the relevant invoice date. However, the concession granted in the preceding sentence shall expire upon the earlier of (a) the Buyer’s emerging from the Chapter 11 Case as defined in Paragraph 6 below and (b) December 31, 2005. After application of all of the credits remaining after giving effect to the provisions of this paragraph 1, (i) should the Buyer fail to meet its obligation to pay trade invoices as herein provided, the Seller reserves the right to stop or otherwise suspend deliveries of goods and services and/or implement other credit terms, and (ii) should the Buyer’s trade payable balance at any time exceed the aggregate amount of US dollars – five hundred thousand (US$500,000), the Seller also has the right to stop or otherwise suspend deliveries of goods and services, provided, however, that if at any time Buyer’s trade payable balance exceeds US dollars - five hundred thousand (US$500,000), the Seller shall notify the Buyer and, so long as (a) no such excess has occurred within the immediately preceding 45-day period and (b) Buyer is not in default of any of its other trade payable obligations to the Seller, the Seller shall provide notice to the Buyer of such excess and shall allow the Buyer to make a payment within ten (10) calendar days of receipt of such notice in order to reduce such trade payable balance below US dollars – five hundred thousand (US$500,000).

2.	The Buyer and its Affiliates shall waive any right it may have or may hereafter acquire to assert any claim under Section 547 of the Bankruptcy Code or otherwise that any payment made by the Buyer and/or its Affiliates by deduction of any goods and services credits available to the Buyer under the Agreement constitutes a preferential payment or otherwise ought to be avoided or repaid by the Seller and/or any of its Affiliates to either the Buyer or its Affiliates, to any trustee or other representative in bankruptcy appointed for the Buyer and/or its Affiliates or the Court.

3.	CREDIT REDUCTION

3.1	The Buyer hereby requests and the Seller agrees to reduce the outstanding balance of the credit described in Paragraph 5.4.2 of Letter Agreement No. 7 to the Agreement, as amended in Paragraph 12 of Letter Agreement No. 1 to Amendment No. 12 to the Agreement, by an amount equal to US dollars – one million five hundred twenty-eight thousand (US$1,528,000).

3.2	The Buyer hereby requests and the Seller agrees to reduce the outstanding balance of the goods and services credit described in Paragraph 2 to Amendment No. 13 to the Agreement by an amount equal to US dollars – one million one hundred sixty-two thousand two hundred fifty-six (US$1,162,256). Accordingly, the balance of such credit as of the date hereof amounts to US dollars – six hundred forty-eight thousand seventy (US$648,070), it being understood that such balance may be used only to purchase goods and services from the Seller as provided for in the Agreement.

4.	CANCELLATION OF PURCHASE RIGHTS

The Buyer and the Seller hereby agree to cancel thirty-five (35) Purchase Right Aircraft pursuant to the Agreement and neither party shall have any further rights or obligations with respect to the Purchase Right Aircraft and Reconfirmable Aircraft. The parties hereby waive and release any and all claims, demands and causes of action that the parties may have on account of or relating to the Purchase Right Aircraft and Reconfirmable Aircraft. The Buyer and the Seller agree that there are no Purchase Right Aircraft and Reconfirmable Aircraft remaining pursuant to the Agreement as of the date hereof and that the provisions relating thereto are no longer in force or effect.

5.	PAYMENTS

In consideration of the reductions specified in Paragraphs 3.1 and 3.2 and the cancellation specified in Paragraph 4, the Seller shall

(a)	pay to the Buyer in respect of the reduction specified in Paragraph 3.1, US dollars – one million five hundred twenty-eight thousand (US$1,528,000);

(b)	pay to the Buyer in respect of the reduction specified in Paragraph 3.2, US dollars – one million one hundred sixty-two thousand two hundred fifty-six (US$1,162,256); and

(c)	reimburse to the Buyer in respect of the cancellation specified in Paragraph 4, Purchase Right Deposits aggregating US dollars – two million nine hundred forty- three thousand five hundred (US$2,943,500), which represents the entire amount held by the Seller as at the date hereof as Purchase Right Deposits.

Such amounts shall be paid to the Buyer immediately after (i) the court approval referred to in Paragraph 6 is obtained and (ii) payment of the Deferred Portion together with all accrued interest, including interest at the Past Due Rate (as such term is defined in the Indenture) is made by the Buyer. Amounts to be paid by the Seller to the Buyer pursuant to this Paragraph 5 shall be paid to the account of the Buyer by wire transfer of immediately available funds at:

***Redacted***

Any taxes imposed on any payment to be made by the Seller hereunder shall be for the account of the Buyer. If under any applicable law, the Seller is required to withhold U.S. federal income taxes from any payment to be made by it hereunder, the Buyer agrees that the Seller may withhold from each such payment withholding taxes at the appropriate rate under law.

6.	COURT APPROVAL

The parties acknowledge and agree that the effectiveness of this Amendment is subject to and expressly conditioned upon the approval of the United States Bankruptcy Court for the Eastern District of Virginia, Alexandria Division, (the “Court”) in the pending bankruptcy proceedings of US Airways, Inc., et al, as debtors (Case No. 04-13819) (the “Chapter 11 Case”). A motion for such approval shall be submitted by the Buyer as soon as practicable following the execution hereof and in any event within the period required in order that such motion may be heard at the Omnibus Hearing currently scheduled for January 27, 2005. The Buyer shall, in addition, use commercially reasonable efforts to permit this Amendment and any related documents to be filed in redacted form in a manner satisfactory to the parties and consistent with previously filed redacted documents.

7.	EFFECT OF AMENDMENT

Subject to receipt of Court approval, as required by Paragraph 6 above, the provisions of this Amendment shall constitute a valid amendment to the Agreement and the Agreement will be deemed to be amended to the extent herein provided. This Amendment supersedes any previous understandings, commitments, or representations whatsoever, whether oral or written, related to the subject matter of this Amendment.

Both parties agree that this Amendment will constitute an integral, nonseverable part of the Agreement, and that this Amendment will be governed by the provisions of the Agreement, except that if the Agreement and this Amendment have specific provisions that are inconsistent, the specific provisions contained in this Amendment will govern.

Both parties agree that neither this Amendment nor the approval thereof, as provided in Paragraph 6 above, shall constitute an assumption of the Agreement or the Amendment under section 365 (a) of the Bankruptcy Code or otherwise in the Buyer’s pending bankruptcy proceedings, and nothing contained herein shall be construed to constitute such an assumption, and the Buyer reserves all of its rights in such regard.

8.	GOVERNING LAW

THIS AMENDMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE PERFORMANCE OF THIS AMENDMENT WILL BE DETERMINED ALSO IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HEREBY ALSO AGREE THAT THE UNITED NATIONS CONVENTION ON THE INTERNATIONAL SALE OF GOODS WILL NOT APPLY TO THIS TRANSACTION.

9.	CONFIDENTIALITY

In addition to the confidentiality provisions of Clause 22.4 of the Agreement, the Buyer and the Seller agree that the Buyer may disclose the terms and conditions of this Amendment in connection with the court approvals provided for in Paragraph 6 above and to the parties to that ATSB loan agreement dated as of March 31, 2003, as amended, the Unsecured Creditors Committee in the Chapter 11 Case, any prospective lender to and/or equity investor in Buyer and their respective financial advisors and legal counsel; provided, however, that such parties agree to hold the terms and conditions of this Amendment confidential.

10.	COUNTERPARTS

This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute but one and the same instrument.

If the foregoing correctly sets forth our understanding, please execute this Amendment in the space provided below, whereupon, as of the date first above written, this Amendment will constitute part of the Agreement.

Yours sincerely,	Agreed and accepted

US AIRWAYS GROUP, INC.	AVSA, S.A.R.L.

By:	By:

Its:	Its: